UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report – April 26, 2015
(Date of earliest event reported)
QUESTAR CORPORATION
(Exact name of registrant as specified in its charter)

333 South State Street, P.O. Box 45433, Salt Lake City, Utah 84145-0433
(Address of principal executive offices)
Registrant's telephone number, including area code (801) 324-5900
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
On April 26, 2016, Ronald W. Jibson, Chairman, President and Chief Executive Officer of Questar Corporation (the “Company”), notified the Company’s Board of Directors and management of Dominion Resources, Inc. (“Dominion”) of his intent to terminate his employment and retire from the Company effective upon (and contingent upon) the closing of the merger of the Company with a subsidiary of Dominion (the “Merger”) pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) dated January 31, 2016, by and among the Company, Dominion and Diamond Beehive Corp.
Pursuant to a letter to the Company’s Board of Directors and Dominion, dated April 26, 2016, Mr. Jibson and Dominion have mutually acknowledged and agreed that Mr. Jibson intends to terminate his employment for good reason under the terms of the Questar Corporation Executive Severance Plan (the “Severance Plan”), and any other benefit plans, programs and arrangements in which he participates, and retire from the Company, effective as of, and contingent upon, the closing of the Merger. Upon his resignation for good reason, Mr. Jibson will be entitled to receive the severance benefits provided by the Severance Plan. Additional information regarding the payments and benefits Mr. Jibson will receive in connection with his resignation for good reason is contained in the definitive proxy statement filed by Questar with the Securities and Exchange Commission (the “SEC”) on April 5, 2016 in the table entitled “Potential Change of Control Payments to Executive Officers,” along with its footnotes, beginning on page 51 of the proxy statement.

Item 8.01 Other Events
On April 27, 2016, the Company issued a press release announcing that Ronald W. Jibson, Chairman, President and Chief Executive Officer of the Company, notified the Company’s Board of Directors and management of Dominion of his intent to terminate his employment and retire from the Company effective upon (and contingent upon) the closing of the Merger pursuant to the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated into this Item 8.01 by this reference.
On April 27, 2016, Dominion announced high level plans for how its western U.S. natural gas operations will be organized and managed after the Merger is completed. The plans include the appointment of three long-time Questar executives to the senior leadership of what will be called Dominion Questar. Craig Wagstaff, president of Questar Gas, will become president of Dominion Questar. Wagstaff will also become a senior vice president of Dominion and will report to David Christian, CEO of Dominion Energy Infrastructure Group and Dominion Virginia Power. Colleen Larkin Bell, Questar vice president and general counsel, will become Dominion Questar vice president and general manager of Dominion Questar Gas. Brady Rasmussen, executive vice president and chief operating officer of Wexpro, will become Dominion Questar vice president and general manager of Dominion Wexpro.
Also on April 27, 2016, the Company distributed a communication to all employees of the Company disclosing Mr. Jibson’s intent to terminate his employment and retire from the Company effective upon (and contingent upon) the closing of the Merger. The employee communication also contained information about the high level management plans for Dominion Questar described above. A copy of the employee communication is attached hereto as Exhibit 99.2 and is incorporated into this Item 8.01 by this reference.

Additional information and where to find it
This communication may be deemed to be solicitation material in respect of the merger of Questar and a subsidiary of Dominion. In connection with the merger, Questar filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) on April 5, 2016 and intends to file other relevant materials with the SEC. Investors of Questar are urged to read the definitive proxy statement and other relevant documents carefully and in their entirety because they contain important information about Dominion, Questar, the merger and related matters. Investors may obtain a free copy of these materials and other documents filed by Questar with the SEC at the SEC’s website at www.sec.gov, at Questar’s website at www.questar.com or by sending a written request to Questar at Questar Corporation, Corporate Secretary, 333 South State St., P.O. Box 45433, Salt Lake City, UT 84145-0433. Security holders also may read and copy any reports, statements and other information filed by Questar with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.
Participants in the solicitation
Dominion, Questar and certain of their respective directors, executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the transaction. Information regarding Dominion’s directors and executive officers is available in Dominion’s proxy statement filed with the SEC on March 22, 2016, in connection with its 2016 annual meeting of stockholders, and information regarding Questar’s directors and executive officers is available in Questar’s proxy statement filed with the SEC on April 17, 2015, in connection with its 2015 annual meeting of shareholders. Other information regarding persons who may be deemed participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the proxy statement and other relevant materials filed with the SEC.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit
99.1	Press Release dated April 27, 2016.
99.2	Employee Communication dated April 27, 2106.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QUESTAR CORPORATION (Registrant)

April 27, 2015	/s/ Kevin W. Hadlock
Kevin W. Hadlock Executive Vice President and Chief Financial Officer

List of Exhibits:

Exhibit No.	Exhibit
99.1	Press Release dated April 27, 2016.
99.2	Employee Communication dated April 27, 2106.

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